Exhibit 3.1.3

ARTICLES OF AMENDMENT

OF

OLD LINE BANCSHARES, INC.

OLD LINE BANCSHARES, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST:  The Charter of the Corporation is hereby amended by increasing the number of authorized shares of common stock from fifteen million (15,000,000) to twenty-five million (25,000,000), and from and after the acceptance of these Articles of Amendment by the SDAT, the first two paragraphs of Article SIXTH of the Charter is deleted in its entirety and replaced with the following:

“The total number of shares and the par value of each class of capital stock which the Corporation is authorized to issue is as follows:

Class of Stock	Number of Shares	Par Value

Preferred	1,000,000	$0.01
Common	25,000,000	$0.01

Any and all shares of stock issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock; and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.  The aggregate par value of all shares of all classes of stock is $260,000.”

SECOND:  The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland General Corporation Law (the “MGCL”), duly advised the foregoing amendments and the stockholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of this 15th day of August, 2013; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	OLD LINE BANCSHARES, INC.

/s/ Mark A. Semanie	By	/s/ James W. Cornelsen	(SEAL)
Mark A. Semanie, Secretary		James W. Cornelsen, President and Chief
Executive Officer